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                                                                  Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ALLIANT TECHSYSTEMS INC.


         The undersigned, Perri A. Hite, Secretary of Alliant Techsystems Inc., a Delaware Corporation (the "Company"), hereby certifies that the following resolution was duly adopted by the board of directors of the Company at a meeting of the directors held on May 8, 2001 and by a majority of stockholders of the Company at a meeting of the stockholders held on August 7, 2001 in accordance with Section 242 of the Delaware General Corporation Law, and that such resolution has not been subsequently modified or rescinded:

                  FURTHER RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Company be amended to increase the number of shares of Common Stock of the Company from Twenty million (20,000,000) shares to Sixty million (60,000,000) shares, so that the first paragraph of Article Fourth, as amended, will read as follows:

                           "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty-five million (65,000,000), of which Five million (5,000,000) shares of the par value of $1.00 each is to be Preferred Stock and Sixty million (60,000,000) shares of the par value of $.01 each is to be Common Stock. Each share of Common Stock shall be entitled to one vote per share at annual and special meetings of stockholders."

         IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this document as of August 7, 2001.


                                        ALLIANT TECHSYSTEMS INC.

                                        By:    /s/ Perri A. Hite
                                           ------------------------------
                                              Perri A. Hite, Secretary